Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated September 22, 2010
Relating to Preliminary Prospectus Supplement dated September 22, 2010
Registration Statement No. 333-150737
Liberty Property Limited Partnership
FINAL TERM SHEET
Dated: September 22, 2010

Issuer:	Liberty Property Limited Partnership

Security:	4.75% Senior Notes due 2020

Format:	SEC Registered

Size:	$350,000,000

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB+

Trade Date:	September 22, 2010

Settlement Date:	September 27, 2010 (T+3)

Maturity Date:	October 1, 2020

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2011

Benchmark Treasury:	2.625% due August 15, 2020

Benchmark Treasury Price and Yield:	100-26+ / 2.53%

Spread to Benchmark Treasury:	T+ 225 bps

Yield to Maturity:	4.78%

Coupon:	4.75%

Public Offering Price:	99.763%

Optional Redemption:	Any time prior to July 1, 2020, the notes may
be redeemed at an amount equal to the sum of
(i) the principal amount plus accrued interest
to the redemption date and (ii) Make-Whole
Amount of T+ 35 bps. At any time on or after
July 1, 2020, the notes may be redeemed at
par.

CUSIP / ISIN:	53117CAM4 / US53117CAM47

Joint Book-Running Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

Co-Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1- 800-831-9146 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or via email to prospectus.specialrequests@wachovia.com.